Exhibit 23(b)

                      [Peters Elworthy & Moore letterhead]


NCT Group, Inc.
20 Ketchum Street
Westport                                  Our Ref:    PRC/LCT
Connecticut 06880                         Date:       January 22, 2001
USA

Dear Sirs:

We consent to the incorporation by reference to the Pre-effective Amendment No. 3 to the Registration Statement on Form S-1 of our report dated February 17, 2000, on the financial statements and schedule of Noise Cancellation Technologies (Europe) Limited as at December 31, 1999 and December 31, 1998 and for each of the years in the three year period ended December 31, 1999, included in NCT Group, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, and to the reference to the firm under the caption "Interests of Named Experts and Counsel" included in the Prospectus.

Yours faithfully

/s/ PETERS ELWORTHY & MOORE